                                                                 EXHIBIT (D)(2)

                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK
                                A STOCK COMPANY

Home Office:
[New York, New York]

                             [JOHN DOE]
[One World Financial Center  POLICY NUMBER: [00000000]
200 Liberty Street
New York, New York 10281]

WE WILL PAY THE DEATH BENEFIT PROCEEDS to the Beneficiary if the Insured dies prior to the Maturity Date and while this policy is in force. Payment will be made after We receive due proof of the Insured's death, and will be subject to the terms of this policy. The method for determining the amount payable is stated in the Death Benefit Proceeds provision.

WE WILL PAY THE CASH SURRENDER VALUE of this policy to the Owner on the Maturity Date if the Insured is living on that date and if this policy is in force.

THE DEATH BENEFIT WILL BE DETERMINED IN ACCORDANCE WITH THE DEATH BENEFIT AND DEATH BENEFIT OPTIONS PROVISION. THE AMOUNT OR DURATION OF THE DEATH BENEFIT PROCEEDS AND THE ACCUMULATION VALUES PROVIDED BY THIS POLICY WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE AND NOT GUARANTEED AS TO FIXED DOLLAR AMOUNT. ACCUMULATION VALUES MAY INCREASE OR DECREASE.

The consideration for this policy is the application and payment of the first premium. The first premium must be paid on or before delivery of this policy.

This is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will increase or decrease based on the amount and frequency of premiums paid, the investment results of the Separate Account and the policy's minimum guarantees. NON-PARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                 NOTICE OF THIRTY DAY RIGHT TO EXAMINE POLICY

YOU MAY RETURN THIS POLICY WITHIN THIRTY DAYS AFTER DELIVERY IF YOU ARE NOT SATISFIED WITH IT FOR ANY REASON. THE POLICY MAY BE RETURNED TO US OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED. UPON SURRENDER OF THIS POLICY WITHIN THE THIRTY DAY PERIOD, IT WILL BE DEEMED VOID FROM THE DATE OF ISSUE, AND WE WILL REFUND THE GREATER OF: (1) ANY PREMIUMS RECEIVED BY US; OR
(2) YOUR ACCUMULATION VALUE AS OF THE FIRST VALUATION DATE OCCURRING ON OR NEXT FOLLOWING THE DATE ON WHICH YOUR REQUEST IS RECEIVED PLUS ANY CHARGES THAT HAVE BEEN DEDUCTED. DURING THIS THIRTY DAY PERIOD ALL NET PREMIUMS WILL BE ALLOCATED TO THE MONEY MARKET DIVISION.

SIGNED AT THE HOME OFFICE ON THE DATE OF ISSUE.

            /s/ Julie Cotton-Hearne          /s/ Jay S. Wintrob
                   Secretary                      President

           FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY FLEXIBLE PREMIUMS - INVESTMENT RESULTS REFLECTED IN POLICY BENEFITS

                          READ YOUR POLICY CAREFULLY

07921N Rev0213

                                     INDEX

Annual Report                               20 Monthly Guarantee Premium            3, 12-13
Cash Surrender Value                        10 Monthly Guarantee Premium Period            3
Cash Value                                  10 Owner                                       4
Change of Ownership or Beneficiary          17 Payment Options                         17-19
Changing the Death Benefit Option            7 Policy Loans                            16-17
Changing the Specified Amount                6 Policy Values Provisions                 9-13
Contract                                     4 Premium Expense Charge                      4
Cost of Insurance Rate Table                23 Premium Payments                          4-5
Date of Issue                                4 Reinstatement                              21
Death Benefit and Death Benefit Options    5-6 Separate Account Provisions               7-9
Death Benefit Corridor Rates                24 Specified Amount                            6
Dollar Cost Averaging                       15 Suicide                                    19
General Account                              9 Surrender Charges                       24-29
General Provisions                       19-22 Surrender, Full and Partial                13
Grace Period                                12 Suspension and Deferral of Payments        15
Incontestability                            19 Transfer Provision                      14-15
Investments of the Separate Account          7 Valuation of Assets                         7
Maturity Date                                3 Valuation Dates                             8
Monthly Administration Fee                  11 Valuation Units                             8
Cash Surrender Value                        10 When This Policy Terminates                20

                                  DEFINITIONS

COMPANY REFERENCE. "We", "Our", "Us, or "Company" mean The United States Life Insurance Company in the City of New York.

HOME OFFICE. Our office at [One World Financial Center, 200 Liberty Street, New York, New York 10281].

ADMINISTRATIVE CENTER. Our service center to which You should direct all requests, instructions and other communications. Our Administrative Center is located at [2727-A Allen Parkway, Houston, Texas 77019-2191.] The mailing address for services is [P.O. Box 4880, Houston, Texas 77210-4880.] The mailing address for any premium payments not accompanied by a billing statement is [P.O. Box 4728, Dept L. Houston, TX 77210-4728.]

PAYMENT PROCESSING CENTER. Our center for processing premium payments at [8430 West Bryn Mawr Avenue, 3/rd/ Floor Lock Box 0814, Chicago, IL 60631.] Mailing Address [P.O. Box 0814, Carol Spring, IL 60132-0814.]

WRITTEN, IN WRITING. A written request or notice in acceptable form and content, which is signed and dated, and received at Our Administrative Center.

PREMIUM CLASS. We may offer any or all of the following Premium Classes. The Premium Class of this policy is shown on the Policy Schedule as one or a combination of the following terms:

   PREFERRED PLUS. The term "Preferred Plus" means the cost of insurance is based on the Insured being an exceptional mortality risk and a non-user of tobacco and/or other products that contain nicotine.

   PREFERRED. The term "Preferred" means the cost of insurance is based on the Insured being a better than average mortality risk.

                                    NOTICE
                    This Policy Is A Legal Contract Between
                       The Policy Owner And The Company

07921N Rev0213                      Page 2

   STANDARD. The term "Standard" means the cost of insurance is based on the Insured being an average mortality risk.

   TOBACCO. The term "Tobacco" means the cost of insurance is based on the Insured being a user of tobacco and/or other products that contain nicotine.

   NON-TOBACCO. The term "Non-Tobacco" means the cost of insurance is based on the Insured being a non-user of tobacco and/or other products that contain nicotine.

   SPECIAL. The term "Special" means "Substandard" or "Rated". This means an extra amount is being charged due to the Insured's health, occupation or avocation.

07921N Rev0213                      Page 2A

                                POLICY SCHEDULE

INSURED                     [JOHN DOE] POLICY NUMBER:              [0000000000]

INSURANCE AGE                     [35] DATE OF ISSUE:        [FEBRUARY 1, 2013]

BASE COVERAGE             [$   50,000] MATURITY DATE:        [FEBRUARY 1, 2099]
SUPPLEMENTAL COVERAGE     [$        0]
INITIAL SPECIFIED AMOUNT  [$   50,000] DEATH BENEFIT OPTION                 [1]

THIS IS A SEX DISTINCT POLICY

BASIC POLICY                                       MONTHLY COST   YEARS PAYABLE

VARIABLE UNIVERSAL LIFE                            SEE PAGE 26      [86]

PREMIUM CLASS:                            [PREFERRED PLUS]
INITIAL PREMIUM:                          [$         831.80]
PLANNED PERIODIC PREMIUM:                 [$         831.80] PAYABLE [ANNUALLY]
MONTHLY DEDUCTION DAY:                                   [1/st/ ] DAY OF EACH MONTH

TARGET PREMIUM:                           [$         250.00]

MINIMUM DEATH BENEFIT AMOUNT (AFTER A
DECREASE IN SPECIFIED AMOUNT):            [$         50,000]

MONTHLY GUARANTEE PREMIUM:                {$          24.50]

MONTHLY GUARANTEE PREMIUM PERIOD:                 [20 YEARS]

MINIMUM PARTIAL SURRENDER:                [$         500.00]

MINIMUM VALUE THAT MAY BE RETAINED IN A
DIVISION AFTER A PARTIAL SURRENDER:       [$         500.00]

                                              ANNUAL EFFECTIVE   MONTHLY
GUARANTEED INTEREST RATE:                          2.00%          0.1651%

INTEREST RATE APPLIED TO AMOUNTS
OFFSET BY A POLICY LOAN:                      4.00%

MORTALITY TABLE:                              2001 COMMISSIONERS STANDARD ORDINARY MALE
                                              OR FEMALE, SMOKER OR NONSMOKER ULTIMATE
                                              ANB MORTALITY TABLE
DEATH BENEFIT COMPLIANCE TEST:                [GUIDELINE PREMIUM]

[INITIAL MAXIMUM NET AMOUNT AT RISK IF DEATH
BENEFIT OPTION 3 IS SELECTED:                 [ 3 ] TIMES THE INITIAL SPECIFIED AMOUNT STATED
                                              ON THIS PAGE]

ANY CHANGES IN THE AMOUNT, TIMING OR FREQUENCY OF PREMIUM PAYMENTS, ADJUSTMENTS IN THE CREDITING OF ADDITIONAL INTEREST, INVESTMENT RESULTS IN THE SEPARATE ACCOUNT, ADJUSTMENTS IN MORTALITY OR EXPENSE CHARGES, LOANS OR PARTIAL SURRENDERS TAKEN, COST OF SUPPLEMENTARY RIDERS, OR ADJUSTMENTS IN THE DEATH BENEFIT MAY VARY THE ACCUMULATION OF CASH VALUES AND MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR MAY CAUSE THE POLICY TO LAPSE PRIOR TO THE MATURITY DATE.

BASED ON PAYMENT OF THE MONTHLY GUARANTEE PREMIUM, AN ADDITIONAL LUMP SUM PAYMENT MAY BE REQUIRED TO KEEP THE POLICY IN FORCE AT THE END OF THE MONTHLY GUARANTEE PERIOD. YOU MAY CONTACT US FOR ADDITIONAL INFORMATION

                          THIS IS A NEW YORK CONTRACT

07921N Rev0213                      Page 3

POLICY SCHEDULE CONTINUED - POLICY NUMBER                               000000000

ADDITIONAL BENEFITS PROVIDED BY RIDERS                               MONTHLY COST   YEARS PAYABLE

GUARANTEED MINIMUM DEATH BENEFIT RIDER

   RIDER CHARGE (DEDUCTED FROM POLICY
       ACCUMULATION VALUE):                                             SEE RIDER             [86]

   CHARGES DEDUCTED FROM CG ACCOUNT VALUE:

       CG COST OF INSURANCE:                                            SEE RIDER             [86]

       CG MONTHLY ADMINISTRATION FEE:                              [$       10.00]

       CG MONTHLY EXPENSE CHARGE:                                  [$        6.50]

   CG MONTHLY EXPENSE CHARGE DURATION:
       FIRST [5] POLICY YEARS AND
       FIRST [5] YEARS OF AN INCREASE

   TARGET PREMIUM:                                                 [$      250.00]

   CG PREMIUM EXPENSE CHARGE PERCENTAGE:
       FOR AMOUNTS LESS THAN OR EQUAL TO THE TARGET PREMIUM:                [5.00%]
       FOR AMOUNTS GREATER THAN THE TARGET PREMIUM:                         [5.00%]

   CG INTEREST RATE:
       POLICY YEARS: 1-[5]                                                  [5.00%]
                     [6 & ABOVE]                                            [5.00%]

   SEPARATE ACCOUNT FACTOR:                                                [70.00%]
   GENERAL ACCOUNT FACTOR:                                                 [90.00%]

   MINIMUM PERCENTAGE OF ACCUMULATION VALUE LESS LOANS
     THAT MUST BE INVESTED IN DYNAMIC ALLOCATION FUND:                     [30.00%]

07921N Rev0213                  Page 3 (Cont'd)

POLICY SCHEDULE CONTINUED - POLICY NUMBER 0000000000

CHARGES DEDUCTED FROM THE SEPARATE ACCOUNT

   MORTALITY AND EXPENSE CHARGE. DEDUCTIONS FROM THE SEPARATE ACCOUNT WILL BE MADE AT AN ANNUAL RATE NOT TO EXCEED THE RATES STATED BELOW. THE ACTUAL DEDUCTION WILL BE MADE ON A DAILY BASIS. THE INITIAL CURRENT RATE ON A DAILY BASIS IS [0.001917%]

POLICY YEARS                CURRENT ANNUAL RATE      GUARANTEED ANNUAL RATE
1-10                              [0.70%]                    0.70%
11-20                             [0.35%]                    0.35%
THEREAFTER                        [0.00%]                    0.15%

EXPENSE CHARGES

   PREMIUM TAX (IF APPLICABLE). DEPENDING ON THE LAWS OF THE JURISDICTION IN WHICH THIS POLICY WAS ISSUED, AND SUBJECT TO FUTURE CHANGES IN RESIDENCE, A PERCENTAGE OF EACH PREMIUM MAY BE DEDUCTED FOR PREMIUM TAX. PREMIUM TAX RATES ARE SUBJECT TO CHANGE. THE PREMIUM TAX RATE FOR THIS POLICY ON THE DATE OF ISSUE IS [0.00%].

PREMIUM EXPENSE CHARGE PECENTAGES:                        CURRENT  GUARANTEED
   FOR AMOUNTS LESS THAN OR EQUAL TO THE TARGET PREMIUM    [5.00%]    7.50%
   FOR AMOUNTS GREATER THAN THE TARGET PREMIUM             [5.00%]    7.50%

MONTHLY ADMINISTRATION FEE:                               CURRENT  GUARANTEED
                                                          [$10.00]   $10.00

   MONTHLY EXPENSE CHARGE FOR THE FIRST FIVE YEARS: [$6.50]

BASIC POLICY CHARGES AND FEES

   COST OF INSURANCE CHARGES. GUARANTEED MAXIMUM COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK ARE SHOWN ON PAGE 23.

   SURRENDER CHARGES. SURRENDER CHARGES WILL APPLY IF THE POLICY IS SURRENDERED OR THE INITIAL BASE COVERAGE IS REDUCED DURING THE SURRENDER CHARGE PERIOD FOLLOWING THE DATE OF ISSUE. SURRENDER CHARGES WILL ALSO APPLY DURING THE SURRENDER CHARGE PERIOD FOLLOWING AN INCREASE IN BASE COVERAGE. SURRENDER CHARGES APPLICABLE TO THIS POLICY APPEAR ON PAGES 25 AND 26.

   FOR EACH PARTIAL SURRENDER THERE WILL BE AN ADDITIONAL CHARGE THAT WILL BE THE LESSER OF 2.00% OF THE AMOUNT WITHDRAWN OR $25.00.

07921N Rev0213                      Page 3A

CONTRACT. Your policy is a legal contract that You have entered into with Us. You have paid the first premium and have submitted an application, a copy of which is attached. In return, We promise to provide the insurance coverage described in this policy.

The entire contract consists of:

    1. The base policy;

    2. The riders that add benefits to the base policy, if any;

    3. Endorsements, if any; and

    4. The attached copy of Your application, and any amendments or supplemental applications.

DATE OF ISSUE. The Date of Issue of this policy is the date on which the first premium is due. The Date of Issue is also the date from which all policy years, anniversaries, and Monthly Deduction dates are determined

OWNER. The Owner is as stated in the application unless later changed. During the Insured's lifetime, the Owner may exercise every right the policy confers or We allow (subject to the rights of any assignee of record). You may have multiple Owners of this policy. In that case, the authorizations of all Owners are required for all policy changes except for transfers, premium allocations and deduction allocations. We will accept the authorization of one Owner for transfers and changes in premium and deduction allocations. The Owner and the Insured may be the same person but do not have to be. If an Owner dies while the policy is in force and the Insured is living, ownership rights pass on to a successor Owner recorded in Our records, if any; otherwise, ownership rights pass to the estate of the Owner.

                               PREMIUM PAYMENTS

All premiums after the first are payable in advance. Premium payments are flexible. This means You may choose the amount and frequency of payments. The actual amount and frequency of premium payments will affect the Cash Values and the amount and duration of insurance. Please refer to the Policy Values Provision for a detailed explanation.

PLANNED PERIODIC PREMIUMS. The amount and frequency of the Planned Periodic Premiums You selected are shown on the Policy Schedule. You may request a change in the amount and frequency. We may limit the amount of any increase. (See "Maximum Premium").

UNSCHEDULED ADDITIONAL PREMIUMS. You may pay additional premiums at any time before the Maturity Date shown on the Policy Schedule. We may limit the number and amount of additional premiums. (See "Maximum Premium" and "Maximum Net Amount at Risk"). Any unscheduled payments will be applied as an unscheduled additional premium unless You state otherwise.

MAXIMUM PREMIUM. We reserve the right to refund any premium that would cause this policy to fail to qualify as life insurance under the Death Benefit Compliance Test selected, and under applicable tax laws. The test selected is shown on the Policy Schedule.

MAXIMUM NET AMOUNT AT RISK. We reserve the right to refund any premium that would cause an immediate increase in the Net Amount at Risk unless the Insured is living and provides evidence of insurability satisfactory to Us. We may automatically affect a partial surrender or reduce the Death Benefit, both of which may have federal tax consequences, if the Net Amount at Risk exceeds Our limitations. Net Amount at Risk is the excess of the Death Benefit over the Accumulation Value of the policy.

PREMIUM EXPENSE CHARGE. The Premium Expense Charge is calculated by multiplying the premium paid (after the deduction of any state premium tax) by the Premium Expense Charge Percentage. The Premium Expense Charge Percentage is adjustable, but will never be more than the guaranteed Premium Expense Charge Percentage shown on the Policy Schedule.

07921N Rev0213                      Page 4

NET PREMIUM. The term Net Premium as used in this policy means "The premium paid, less any applicable state premium tax and less the Premium Expense Charge" except as follows: No Premium Expense Charge will be deducted if the source of the premium is Cash Surrender Values applied from another policy issued by the Company. (We refer to this as an internal rollover). Any changes to the premium tax charges must be approved by the insurance official of the state in which this policy is delivered.

ALLOCATION OF NET PREMIUMS. The initial allocation of Net premiums is shown in the application for this policy and will remain in effect until changed by Written notice from the Owner. The percentage allocation for future Net Premiums may be changed at any time by Written notice.

The initial Net Premium will be allocated to the money market investment option on the later of the following dates:

    1. The Date of Issue; or

    2. The date all requirements needed to place the policy in force have been satisfied, including underwriting approval and receipt in the Administrative Center of the necessary premium.

The initial Net Premium will remain in the money market investment option until the first Valuation Date following the 15/th/ day after it was applied. Any additional Net Premiums received prior to the first Valuation date which follows the 15/th/ day after the initial Net Premium was applied will be allocated to the money market investment option until such Valuation Date. At that time, We will transfer the Accumulation Value to the selected investment option(s). Each Net Premium received after such Valuation Date will be applied directly to the selected investment option(s) as of the Business Day received.

Changes in the allocation of Net Premiums will be effective on the date We receive the Owner's notice. The allocation may be 100% to any available option or may be divided among several available options in whole percentage points totaling 100%.

WHERE TO PAY. You may make Your payments to Us at Our Administrative Center, Our Payment Processing Center or to an authorized agent. All premium checks must be made payable to the Company. A receipt signed by an officer of the Company will be furnished upon request. The mailing address for any premium payments not accompanied by a billing statement is shown in the definition of Administrative Center.

                    DEATH BENEFIT AND DEATH BENEFIT OPTIONS

DEATH BENEFIT PROCEEDS. If the Insured dies prior to the Maturity Date and while this policy is in force, We will pay the Death Benefit Proceeds to the Beneficiary. The Death Benefit Proceeds will be subject to:

    1. The Death Benefit Option in effect on the date of death; and

    2. Any increases or decreases made to the Specified Amount. The Initial Specified Amount is shown on the Policy Schedule.

Guidelines for changing the Death Benefit Option or the Specified Amount will be found in "Changing Your Insurance Policy."

Any premium received after the date of death will be refunded and will not be included in the Accumulation Value for purposes of calculating the Death Benefit Amount. The Death Benefit Proceeds will be the Death Benefit Amount, after reversing any premium received after the date of death, less any outstanding policy loans and will be subject to the other provisions of the "Beneficiary and Proceeds" section.

DEATH BENEFIT COMPLIANCE TEST. Death Benefit Compliance Tests are used to determine if a policy will qualify as life insurance under applicable tax laws. There are two compliance tests which may be used: The Guideline Premium Test and the Cash Value Accumulation Test. The test which You selected when this policy was issued is shown on the Policy Schedule. You cannot change Your election of the Death Benefit Compliance Test after the Date of Issue.

DEATH BENEFIT OPTION. The Death Benefit Option which You have chosen is shown on the Policy Schedule as Option 1, 2 or 3.

07921N Rev0213                      Page 5

OPTION 1. If You have chosen Option 1, the Death Benefit Amount will be the greater of:

    1. The Specified Amount on the date of death; or

    2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

OPTION 2. If You have chosen Option 2, the Death Benefit Amount will be the greater of:

    1. The Specified Amount plus the Accumulation Value on the date of death; or

    2. The Accumulation Value on the date of death multiplied by the applicable Death Benefit Corridor Rate.

OPTION 3. If You have chosen Option 3, the Death Benefit Amount will be the amount payable under Option 1 plus the sum of all premiums paid for this policy, including premiums for any riders, less any amounts waived by the Company under a waiver of monthly deduction benefit, except as follows: Premium payments after a partial surrender will not increase the Death Benefit Amount until the sum of premiums paid from the date of the partial surrender exceeds the amount of the partial surrender.

There is a Maximum Net Amount at Risk associated with Death Benefit Option 3. The Maximum Net Amount at Risk on the Date of Issue is shown on the Policy Schedule. If at any time the Net Amount at Risk (Net Amount at Risk is the excess of the Death Benefit over the Accumulation Value of the policy) exceeds the Maximum Net Amount at Risk, the Company may automatically effect a partial surrender or reduce the Death Benefit, both of which may have federal tax consequences, to keep the Net Amount at Risk below the stated maximum. In no event, however, will We effect such partial surrender or Death Benefit reduction if the change would result in adverse tax consequences under Internal Revenue Code (IRC) section 7702. Future underwritten increases in Specified Amount will increase the Maximum Net Amount at Risk.

Death Benefit Corridor Rates are shown in the table for the Death Benefit Compliance Test which You selected.

SPECIFIED AMOUNT. The Specified Amount is the total of two types of coverage:
Base Coverage and Supplemental Coverage. Base Coverage is subject to Surrender Charges and a 5 year Monthly Expense Charge, but Supplemental Coverage is not. If Supplemental Coverage has been included as a part of the Specified Amount, charges for the Specified Amount will be lower than if the same Specified Amount had been issued without Supplemental Coverage. However, if Supplemental Coverage is included the premium may be higher for various rider(s) attached to Your policy. The amounts of Base Coverage, Supplemental Coverage (if any) and the Initial Specified Amount are shown on the Policy Schedule.

                        CHANGING YOUR INSURANCE POLICY

You may request a change in the Specified Amount or Death Benefit Option, subject to Our underwriting requirements at any time except that:

1. A decrease in the Specified Amount may not become effective prior to the end of the first policy year; and

2. Your request must be submitted to Our Administrative Center In Writing.

INCREASING THE SPECIFIED AMOUNT. We will require an application and evidence of insurability satisfactory to Us for any increase in the Specified Amount. The proportion of Base to Supplemental Coverage following an increase may be in any proportion as long as Base Coverage is at least 10% of the total Specified Amount. An increase will be effective on the Monthly Deduction Day on or next following the date the application for increase is approved by Us. The effective date will appear in an endorsement to this policy.

DECREASING THE SPECIFIED AMOUNT. Any decrease will go into effect on the Monthly Deduction Day following the Business Day We receive the request. The Death Benefit Amount remaining in effect after any decrease cannot be less than the greater of:

    1. The Minimum Death Benefit Amount shown on the Policy Schedule; and

    2. Any Death Benefit Amount required to qualify this policy as life insurance under applicable tax laws.

Any such decrease will be applied in the following order:

    1. Against the Specified Amount provided by the most recent increase, with the decrease applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

07921N Rev0213                      Page 6

    2. Against the next most recent increases successively, with the decrease of each prior increase applying first to the entire Supplemental Coverage portion of such increase, if any, followed by the Base Coverage portion;

    3. Against the Specified Amount provided under the original application, with the decrease applying first to the entire Supplemental Coverage portion of such amount, if any, followed by the Base Coverage portion.

Any reduction in Base Coverage will be subject to any applicable Surrender Charges on a pro-rata basis with the Surrender Charge prior to the reduction in Base Coverage being reduced proportionately. However, if such charge is greater than the Accumulation Value, the Specified Amount decrease will not be allowed.

CHANGING THE DEATH BENEFIT OPTION. You may request a change from Option 1 to Option 2, from Option 2 to Option 1 or from Option 3 to Option 1.

    1. If You request a change from Option 1 to Option 2: The new Specified Amount will be the Specified Amount, prior to change, less the Accumulation Value as of the effective date of the change, but not less than zero. Any such decrease in Specified Amount will be subject to the same guidelines and restrictions as outlined in the Decreasing the Specified Amount provision.

    2. If You request a change from Option 2 to Option 1: The new Specified Amount will be the Specified Amount prior to the change plus the Accumulation Value as of the effective date of the change. The entire increase in the Specified Amount will be applied to the last coverage added (either Base or Supplemental) which has not been removed. For the purpose of this calculation, if the Base and Supplemental Coverages were issued on the same date, We will consider the Supplemental Coverage to have been issued later.

    3. If You request a change from Option 3 to Option 1: The Specified Amount will remain unchanged.

We will not require evidence of insurability for a change in the Death Benefit Option. The change will go into effect on the Monthly Deduction Day following the date We receive Your request for change.

CHANGING THE TERMS OF YOUR POLICY. Any change in the terms of Your policy must be approved by the President, a Vice President, an Administrative Officer or the Secretary of the Company. No agent has the authority to make any changes or waive any of the terms of Your policy.

                          SEPARATE ACCOUNT PROVISIONS

SEPARATE ACCOUNT. Separate Account USL VL-R is a segregated investment account established by the Company under New York law to separate the assets law to separate the assets funding the variable benefits for the class of policies to which this policy belongs from the other assets of the Company. That portion of the assets of the Separate Account equal to the policy liabilities shall not be chargeable with liabilities arising out of any other business We may conduct. Income, gains and losses, whether or not realized from assets allocable to the Separate Account are credited to or charged against such Account without regard to Our other income, gains or losses.

INVESTMENTS OF THE SEPARATE ACCOUNT. The Separate Account is segmented into Divisions. Each Division invests in a single investment option. Net Premiums will be applied to the Separate Account and allocated to one or more Divisions. The assets of the Separate Account are invested in the investment option(s) listed on the application for this policy. From time to time, We may add additional Divisions. We may also discontinue offering one or more Divisions as provided in the "Rights Reserved by Us" provision. You may make a change in investment selections by filing a Written change form with Our Administrative Center. You may make transfers to the additional Divisions subject to the rules stated in the "Transfer Provision" section and any new rules or limitations which may apply to such additional Divisions.

If shares of any of the investment options become unavailable for investment by the Separate Account, or the Company's Board of Directors deems further investment in these shares inappropriate, the Company may limit further purchase of the shares or may substitute shares of another investment option for shares already purchased under this policy as provided in the "Rights Reserved by Us" provision.

VALUATION OF ASSETS. The assets of the Separate Account are valued as of each Valuation Date at their fair market value in accordance with Our established procedures. The Separate Account Value as of any Valuation Date prior to the Maturity Date is the sum of Your account values in each Division of the Separate Account as of that date.

07921N Rev0213                      Page 7

VALUATION UNITS. In order to determine policy values in the Divisions We use Valuation Units which are calculated separately for each Division. The Valuation Unit value for each Division will vary to reflect the investment experience of the applicable investment option. The Valuation Unit for a Division will be determined on each Valuation Date for the Division by multiplying the Valuation Unit value for the Division on the preceding Valuation Date by the Net Investment Factor for that Division for the current Valuation Date.

NET INVESTMENT FACTOR. The Net Investment Factor for each Division is determined by dividing (1) by (2) and subtracting (3), where:

(1)is the net asset value per share of the applicable investment option as of the current Valuation Date (plus any per share amount of any dividend or capital gains distribution paid by the investment option since the last Valuation Date); and

(2)is the net asset value per share of the shares held in the Division as determined at the end of the previous Valuation Date; and

(3)is a factor representing the Mortality and Expense Charge.

The net asset value of an investment option's shares held in each Division shall be the value reported to Us by that investment option.

VALUATION DATES. Valuation of the various Divisions will occur on each Business Day during each month. If the underlying investment option is unable to value or determine the Division's investment in an investment option due to any of the reasons stated in the "Suspension and Deferral of Payments" provision, the Valuation Date for the Division with respect to the unvalued portion shall be the first Business Day that the assets can be valued or determined.

BUSINESS DAY. A Business Day is each day during which the New York Stock Exchange is open for business. We will treat any information or Written communications we receive after the close of a Business Day to have been received as of the next Business Day. For the purpose of collecting daily charges, a Business Day immediately preceded by one or more non-business calendar days will include those non-business days as part of that Business Day. For example, a Business Day which falls on a Monday will consist of a Monday and the immediately preceding Saturday and Sunday.

MINIMUM VALUE. The Minimum Value that may be retained in a Division after a partial surrender or transfer is shown on the Policy Schedule. If a partial surrender causes the balance in any Division to drop below such minimum amount, the Company reserves the right to transfer the remaining balance to the money market Division. If a transfer causes the balance in any Division to drop below the minimum amount, the Company reserves the right to transfer the remaining balance in proportion to the transfer request.

CHANGE OF INVESTMENT ADVISOR OR INVESTMENT OBJECTIVE. Unless otherwise required by law or regulation, the investment advisor or any investment objective may not be changed without Our consent. If required, approval of or change of any investment objective will be filed with the Insurance Department of the state where this policy is being delivered.

RIGHTS RESERVED BY US. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to:

    1. Operate the Separate Account in any form permitted under the Investment Company Act of 1940 or in any other form permitted by law;

    2. Transfer any assets in any Division to another Division, or to one or more other separate accounts;

    3. Add, combine or remove Divisions in the Separate Account, or combine the Separate Account with another separate account;

    4. Make any new Division available to You on a basis to be determined by Us;

    5. Substitute for the shares held by any Division the shares of another Division or the shares of another investment company or any other investment permitted by law;

07921N Rev0213                      Page 8

    6. Make any changes as required by the Internal Revenue Code, or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance;

    7. Make any changes required to comply with the requirements of any underlying investment option; or

    8. Make other changes in this policy that in Our judgment are necessary or appropriate to ensure that this policy continues to qualify for tax treatment as life insurance, or that do not reduce any Cash Surrender Value, Death Benefit Amount, Accumulation Value or other accrued rights or benefits.

When required by law, We will obtain Your approval of changes and We will obtain approval from any appropriate regulatory authority.

RIGHT TO CONVERT IN THE EVENT OF A MATERIAL CHANGE IN INVESTMENT POLICY. In the event there is a material change in the investment policy of the Separate Account which has been approved by the Superintendent of the New York Department of Insurance, and You object to such change, You will have the option to convert, without evidence of insurability, to a non-variable life insurance policy. Written request for conversion must be made within 60 days after the later of: (1) the effective date of such change in investment policy; or (2) the receipt of the notice of the options available.

                                GENERAL ACCOUNT

The General Account is a fixed account within Our general assets which We have established for:

    1. Any amounts transferred from the Divisions as a result of a loan; or

    2. Any amounts the Owner allocates to such Account.

The guaranteed interest rate used in calculating Accumulation Values of amounts allocated to the General Account is shown on the Policy Schedule. We can use interest rates greater than the guaranteed rates to calculate Accumulation Values of amounts allocated to the General Account. Once interest greater than the guaranteed rate has been credited to the Accumulation Value, it becomes nonforfeitable, except for Surrender Charges and Monthly Deductions. Interest applied to that portion of the General Account equal to a policy loan will be at an annual effective rate of 4.0%.

                            POLICY VALUES PROVISION

ACCUMULATION VALUE. The Accumulation Value of Your policy is the total of all values in the Divisions of the Separate Account and in the General Account. The Accumulation Value reflects:

    1. Net Premiums paid;

    2. Monthly Deductions;

    3. The investment experience of the Divisions selected less the Mortality and Expense Charge;

    4. Amounts allocated to the General Account, including interest earned on amounts in the General Account;

    5. Deductions due to partial surrenders and any charges for partial surrenders; and

    6. Deductions, if any, resulting from decreases in Specified Amount.

Net Premiums are allocated, in accordance with Your instructions, to the General Account or allocated to the selected Divisions of the Separate Account and converted to Valuation Units.

On each Monthly Deduction Day, a Monthly Deduction will be made by reducing the unloaned portion of the General Account or redeeming Valuation Units from each applicable Division in the same ratio as the allocation of policy deductions in effect on the Monthly Deduction Day. You must state In Writing in advance how Monthly Deductions should be made if other than this method is to be used.

If the unloaned portion of the General Account or the balance in any Division of the Separate Account is insufficient to make a Monthly Deduction in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the Monthly Deduction bears to the unloaned Accumulation Value of Your policy.

The Accumulation Value in any Division is determined by multiplying the value of a Valuation Unit by the number of Valuation Units held under the policy in that Division.

07921N Rev0213                      Page 9

The value of the Valuation Units equal to the amount being borrowed from the Separate Account will be transferred to the General Account as of the Business Day that We receive the Written loan request.

Valuation Units are surrendered to reflect a partial surrender as of the Business Day that We receive the Written request for partial surrender.

ON THE DATE OF ISSUE. The Accumulation Value on the Date of Issue is:

    1. The Net Premium received; less

    2. The Monthly Deduction for the first policy month (See "How We Calculate a Monthly Deduction").

The first deduction day is the Date of Issue. The Monthly Deduction Day is shown on the Policy Schedule.

ON EACH MONTHLY DEDUCTION DAY. On each Monthly Deduction Day after the Date of Issue, We will determine the Accumulation Value as follows:

    1. We will take the Accumulation Value as of the last Monthly Deduction Day;

    2. Add the interest earned for the month on the excess of the General Account value on the last Monthly Deduction Day over any partial surrenders and transfers made from the General Account since the last Monthly Deduction Day;

    3. Add any investment gain (or subtract any investment loss) on the Divisions of the Separate Account since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units;

    4. Add all Net Premiums received since the last Monthly Deduction Day;

    5. Subtract any partial surrender made and any charges for partial surrenders since the last Monthly Deduction Day; and

    6. Subtract the Monthly Deduction for the policy month following the Monthly Deduction Day. (See "How We Calculate a Monthly Deduction").

ON ANY VALUATION DATE OTHER THAN A MONTHLY DEDUCTION DAY. The Accumulation Value on any Valuation Date other than a Monthly Deduction Day will be the sum of:

    1. The value of the General Account as of the last Monthly Deduction Day;

    2. Less any partial surrenders and any charges for partial surrenders since the last Monthly Deduction Day;

    3. Plus all Net Premiums received since the last Monthly Deduction Day; and

    4. Plus the sum of the values of the Divisions of the Separate Account as of the last Monthly Deduction Day, plus the amount of any investment gain (or minus any investment loss) on the Divisions since the last Monthly Deduction Day as measured by the change in the value of the Valuation Units.

CASH VALUE. The Cash Value of this policy will be equal to the Accumulation Value less the Surrender Charge, if any.

CASH SURRENDER VALUE. The Cash Surrender Value of this policy will be equal to the Cash Value less any outstanding policy loans and accrued loan interest.

MONTHLY DEDUCTIONS MAY BE MADE ONLY IF THERE IS SUFFICIENT VALUE (UNLESS THE POLICY IS BEING CONTINUED UNDER THE MONTHLY GUARANTEE PREMIUM PROVISION). Unless this policy is being continued in force under the Monthly Guarantee Premium provision, a Monthly Deduction may be made only if the Cash Surrender Value is equal to or greater than the Monthly Deduction. If the value on a Monthly Deduction Day is not sufficient to meet the Monthly Deduction for the current month, this policy will be subject to the "Grace Period" and the "Monthly Guarantee Premium" provisions.

07921N Rev0213                      Page 10

SURRENDER CHARGE. The Surrender Charge applies only to the Base Coverage portion of the Specified Amount. The Surrender Charge for the amount of Base Coverage on the Date of Issue will apply if such Base Coverage is surrendered or reduced during the Surrender Charge Period. Surrender Charges for any increases in Base Coverage will apply if such increases are surrendered or reduced during the Surrender Charge Period of each increase. The Surrender Charge Period will vary according to the Insured's age at issue (or age on the date of an increase) as shown in the Table of Surrender Charges per $1,000 of Base Coverage.

HOW WE CALCULATE A MONTHLY DEDUCTION. Each Monthly Deduction includes:

    1. The cost of insurance provided by the base policy; and

    2. The cost of insurance and other charges for benefits provided by riders, if any; and

    3. The Monthly Administration Fee; and

    4. During the first 5 policy years, a Monthly Expense Charge. (A Monthly Expense Charge also applies to the amount of any increase in Base Coverage during the first 5 policy years following such increase.)

ACCOUNT VALUE ENHANCEMENT. At the beginning of the 16th policy year (and at the beginning of each policy year thereafter), this policy will be eligible for an Account Value Enhancement ("Enhancement"). The Enhancement amount will be calculated at the end of the policy year by multiplying the unloaned Accumulation Value by the Enhancement Percentage. The Enhancement amount will be allocated using the premium allocation percentages in effect at that time. The annual report that We will send to the Owner for the 15th policy year will indicate the Enhancement Percentage, if any, which will be applied at the end of the 16th policy year. Each annual report that follows will indicate the Enhancement Percentage, if any, for the next policy year. The same Enhancement Percentage will be applied to all policies with the same calendar year of issue and the same policy year.

HOW WE CALCULATE THE COST OF INSURANCE FOR THE BASE POLICY. We calculate the cost of insurance at the beginning of each policy month on the Monthly Deduction Day. The cost of insurance is determined as follows:

    1. Reduce the Death Benefit Amount by the amount of Accumulation Value allocated for the Initial Specified Amount or any increase in Specified Amount on the Monthly Deduction Day before the cost of insurance deduction is taken, and after any applicable rider charges, the Monthly Expense Charge, if any, and the Monthly Administration Fee are deducted (The Net Amount at Risk);

    2. Multiply the difference by the cost of insurance rate per $1,000 of Net Amount at Risk as provided in the "Cost of Insurance Rate" provision; and

    3. Divide the result by 1000.

The Accumulation Value allocated for the Initial Specified Amount or any subsequent increase in Specified Amount is determined by the ratio of the Initial Specified Amount or the subsequent increase in Specified Amount to the total Specified Amount (Initial plus increases).

COST OF INSURANCE FOR BENEFITS PROVIDED BY RIDERS. The cost of insurance for benefits provided by riders will be as stated on the Policy Schedule or in an endorsement to this policy.

MONTHLY ADMINISTRATION FEE. An administration fee will be deducted monthly. The amount of the Monthly Administration Fee may be adjusted, but will never be greater than the guaranteed Monthly Administration Fee shown on the Policy Schedule.

MONTHLY EXPENSE CHARGE. A Monthly Expense Charge will be deducted during the first 5 policy years for the initial amount of Base Coverage, and during the first 5 policy years following any increase in Base Coverage. The Monthly Expense Charge for the first 5 policy years for the initial amount of Base Coverage is shown on the Policy Schedule. The Monthly Expense Charge for the first 5 policy years for any increase in Base Coverage will be provided in an endorsement to this policy. Any decrease in Base Coverage will not change the Monthly Expense Charge then in effect.

COST OF INSURANCE RATE. The cost of insurance rate for the Initial Specified Amount, and for each Specified Amount increase, is based on the Insured's:

    1. Gender;

    2. Age nearest birthday on each policy anniversary; and

    3. Premium Class associated with the Initial Specified Amount and each increase in the Specified Amount.

07921N Rev0213                      Page 11

A table of guaranteed monthly cost of insurance rates is included in this policy. We can use cost of insurance rates that are lower than the guaranteed rates. Any change in rates will apply to all policies in the same rate class as this policy. The rate class of this policy is determined on its Date of Issue according to:

    1. The calendar year of issue and policy year;

    2. The plan of insurance;

    3. The amount of insurance; and

    4. The age, gender and Premium Class of the Insured.

CHANGES IN RATES, CHARGES AND FEES. This policy does not participate in Our profits or surplus. Any redetermination of the cost of insurance rates, interest rates used in calculating Accumulation Values of amounts allocated to the General Account, Mortality and Expense Charges, Premium Expense Charge Percentage, Enhancement Percentage or Monthly Administration Fee will be based on Our future expectations as to investment earnings, mortality, persistency, expenses, reinsurance costs, and state and federal taxes. Such changes in the policy cost factors will be determined in accordance with procedures and standards on file with the Insurance Department and will be determined at least once every five years. We will not change these rates or charges in order to recoup any prior losses. We will review rates for this policy at least once in a year in which rates are changed for new policies issued on this form.

GRACE PERIOD. The Grace Period is the 61-day period that follows a Monthly Deduction Day or an annual policy loan interest due date if:

    1. There is not enough Cash Surrender Value to pay the amount due; and

    2. The requirements of the Monthly Guarantee Premium provision have not been met.

There is no Grace Period for the Initial Monthly Deduction.

If the amount required to keep Your policy in force is not paid by the end of the Grace Period, this policy will terminate without value. However, We will give You at least 31 days notice prior to termination that Your policy is in the Grace Period and advise You of the amount of premium required to keep Your policy in force. Such 31 days prior notice will be sent to You at Your last known address, and to the assignee of record, if any. If death occurs during the Grace Period, Monthly Deductions through the policy month in which death occurred will be deducted from the proceeds.

If We receive a surrender request within 31 days after the Grace Period commences, the Cash Surrender Value payable will not be less than the Cash Surrender Value on the Monthly Deduction Day the Grace Period commenced adjusted for subsequent loans and partial surrenders. The Monthly Deduction for the policy month following such Monthly Deduction Day will not be subtracted in the calculation of such Cash Surrender Value.

MONTHLY GUARANTEE PREMIUM. The Monthly Guarantee Premium for the Initial Specified Amount and any benefit riders in force on the Date of Issue is shown on the Policy Schedule. The Monthly Guarantee Premium Period (Guarantee Period) will be based on the Insured's age at issue. The Guarantee Period for Your policy is shown on the Policy Schedule. This policy will not terminate on a Monthly Deduction Day within the Guarantee Period if, on such Monthly Deduction Day the sum of premiums paid equals or exceeds:

    1. The sum of the Monthly Guarantee Premiums from the Date of Issue, including the current month; plus

    2. Any partial surrenders and any increase in the loan amount since the Date of Issue.

If on a Monthly Deduction Day, this policy does not meet the Monthly Guarantee Premium requirements, guarantees under this provision will not be in effect. During the Guarantee Period the Monthly Guarantee Premium will be recalculated if:

1. The Specified Amount is increased or decreased; or

2. A benefit rider is increased, decreased, added or removed; or

3. A change in Premium Class occurs; or

4. A change in Death Benefit Option occurs.

These changes will not affect the Guarantee Period then in effect, if any.

07921N Rev0213                      Page 12

If a policy is reinstated during the Guarantee Period with no change in the Specified Amount, the Death Benefit Option, Premium Class or benefit riders, if any, the Monthly Guarantee Premium upon reinstatement will be the same as it was when the policy lapsed. Reinstatement will not change the Guarantee Period that was in effect when the policy lapsed.

If the Monthly Guarantee Premium has been paid as required, the policy Accumulation Value will never be less than zero.

The policy value at the end of the Guarantee Period may be insufficient to keep the policy in force unless an additional payment is made at that time.

FULL SURRENDER. You may return Your policy to Us and request its Cash Surrender Value at any time during the Insured's lifetime before the Maturity Date. The Cash Surrender Value will be determined as of the Business Day We receive the policy and the Written request for surrender. If surrender takes place within 31 days after a policy anniversary, The Cash Surrender Value will not be less than on that anniversary. The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

PARTIAL SURRENDER. At any time after the first policy year, You may request withdrawal of a portion of the Cash Surrender Value of the policy. Your request must be made In Writing prior to the Maturity Date. The minimum partial surrender is shown on the Policy Schedule. In no event however, will We effect a Partial Surrender if such Partial Surrender would result in adverse tax consequences under Internal Revenue Code (IRC) section 7702

The amount being surrendered or reduced will terminate on the Valuation Date on or next following the date We receive the Written request for surrender or reduction. Valuation Units are surrendered to reflect a partial surrender as of the Business Day We receive the Written request for partial surrender.

A partial surrender will result in a reduction of the Accumulation Value, Cash Value, and the Death Benefit Amount. The Accumulation and Cash Values will be reduced by the amount of partial surrender benefit. The reduced Death Benefit Amount will be determined in accordance with the "Death Benefit Option" provision. If Your Death Benefit Option is Option 1 or Option 3, the Specified Amount will be reduced by the amount of the partial surrender. If Your Death Benefit Option is Option 2, the Specified Amount will not be reduced by the amount of the partial surrender. The reduction in Specified Amount will be subject to the same guidelines and restrictions as outlined in the "Decreasing the Specified Amount" provision. (The reduced amount will not be less than zero.) The Death Benefit Amount remaining after this reduction must be no less than the Minimum Death Benefit Amount after a Decrease in Specified Amount shown on the Policy Schedule.

A partial surrender will result in the cancellation of Valuation Units from each applicable Division and reduction of the unloaned portion of the General Account in the same ratio as the Allocation of Policy Deductions in effect on the date of partial surrender. If the number of Valuation Units in any Division or in the unloaned portion of the General Account is insufficient to make a partial surrender in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the ratio the partial surrender request bears to the Cash Surrender Value of Your policy. You must state In Writing in advance how partial surrenders should be made if other than this method is to be used.

In addition to the amounts shown in the Table of Surrender Charges, there will also be a charge for each partial surrender not to exceed the lesser of 2.0% of the amount withdrawn or $25. Any partial surrender that causes a reduction in Base Coverage will be subject to any applicable Surrender Charges on a pro-rata basis, and the remaining Surrender Charges will be reduced proportionately.

The Company may delay payment if the Suspension and Deferral of Payments Provision is in effect.

CONTINUATION OF INSURANCE COVERAGE IF AMOUNT OR FREQUENCY OF PREMIUM PAYMENTS IS REDUCED OR IF PREMIUM PAYMENTS ARE DISCONTINUED. If You reduce the amount or frequency of premium payments, or if You discontinue payment of premiums and do not surrender this policy, We will continue making Monthly Deductions (as long as there is sufficient value to make such deductions) until the Maturity Date. During the Guarantee Period, this policy will remain in force as long as the Monthly Guarantee Premium requirements are met. This policy will remain in force until the earliest of the following dates:

    1. The Maturity Date (if there is sufficient value to make Monthly Deductions to that date);

    2. Full surrender of the policy;

    3. The end of the Grace Period; or

    4. Death of the Insured.

07921N Rev0213                      Page 13

                              TRANSFER PROVISION

TRANSFER OF ACCUMULATION VALUE. Transfers will be made as of the Business Day We receive the Written transfer request, subject to the restrictions that follow. If You elect to use the transfer privilege, We will not be liable for a transfer made in accordance with Your instructions. We reserve the right to terminate, suspend or modify the transfer privilege, and to charge a $25 fee for each transfer in excess of 12 in a policy year. Transfers under the Dollar Cost Averaging or Automatic Rebalancing programs will not count toward the 12 free transfers.

The policy is not designed for professional market timing organizations or other entities using programmed or frequent transfers involving large amounts. We are required by law to monitor all Owners' policies for market timing, and have established procedures to detect potential violations. We will monitor all policies to determine if an Owner requests:

    1. An exchange into or out of a variable investment option, except the money market investment option, within 2 calendar weeks of an earlier exchange out of or into that same variable investment option; or

    2. Exchanges into and out of, or out of and into, the same variable investment option, except the money market investment option, more than twice in any one calendar quarter.

If either of the above transactions occurs, We will suspend such Owner's same day or overnight delivery transfer privileges with notice to prevent market timing efforts. Such notice of suspension will take the form of either a letter mailed to the Owner's last known address, or a telephone call from Us informing the Owner that effective immediately, all same day or overnight delivery transfer privileges have been suspended. The suspension of transfer privileges will last for no more than 6 months. Transfers under Dollar Cost Averaging, Automatic Rebalancing or any other automatic transfer arrangements to which We have agreed are not affected by these procedures. Our procedures will be followed in all circumstances and We will treat all Owners the same.

In order to prevent market timing, the mutual funds in which the Divisions are invested have the right to request information regarding policy owner transaction activity. If We receive such a request, We will provide information regarding policyowner transactions in the appropriate Division.

TRANSFER OF ACCUMULATION VALUE (SEPARATE ACCOUNT). You may transfer all or part of Your interest in a Division of the Separate Account subject to the following:

    1. The minimum amount which may be transferred is $500.

    2. If the entire amount in a Division of the Separate Account is not being transferred the minimum which must remain is $500.

Transfers between Separate Account Divisions result in the redemption of Valuation Units in one Division and the purchase of Valuation Units in the Division to which the transfer is made. We will not honor Your request for a transfer if the Separate Account is unable to purchase shares of an investment option for any reason.

TRANSFER OF ACCUMULATION VALUE (GENERAL ACCOUNT). A transfer from the General Account to a Division of the Separate Account may be made during the 60 day period following each policy anniversary. The amount that may be transferred will be the greatest of the following amounts:

    1. Twenty-five percent (25%) of the unloaned portion of the General Account as of the policy anniversary;

    2. The total dollar amount withdrawn from the General Account during the prior policy year (whether the amount withdrawn was a partial surrender for cash or was being transferred to the Separate Account); or

    3. $500.

Transfer of Your interest in a Separate Account Division on the Maturity Date will not be subject to a Transfer Fee. Our right to defer payment of values allocated to the General Account for up to 6 months will not apply to values transferred to the General Account under this provision.

07921N Rev0213                      Page 14

DOLLAR COST AVERAGING. Dollar Cost Averaging (DCA) is an automatic transfer of funds made periodically prior to the Maturity Date in accordance with Instructions from the Owner. DCA transfers will be made in accordance with the Transfer provisions, except as provided below:

    1. DCA transfers may be made:

       a) On any day of the month except the 29/th/, 30/th/ or 31/st/;

       b) On a monthly, quarterly, semi-annual or annual basis; and

       c) From one Separate Account Division to one or more of the other Separate Account Divisions. The General Account is not eligible for DCA.

    2. DCA may be elected only if the Accumulation Value at the time of election is $5,000 or more.

    3. The minimum amount of each DCA transfer is $100, or the remaining amount in the Separate Account Division from which the DCA transfer is being made, if less.

    4. DCA may not begin prior to the first Valuation Date following the 15/th/ day after the initial Net Premium is applied.

    5. DCA will end when there is no longer any value in the Separate Account Division from which DCA transfers were being made, or when You request that DCA end.

    6. While DCA is active, amounts applied to the DCA Separate Account Division will be available for future dollar cost averaging in accordance with the current DCA request.

    7. There is no charge for DCA.

    8. DCA is not available if Automatic Rebalancing is active.

AUTOMATIC REBALANCING. Automatic Rebalancing occurs when funds are transferred by the Company among the Separate Account Divisions so that the values in each Division match the premium allocation percentages then in effect. You may choose Automatic Rebalancing on a quarterly, semi-annual or annual basis if Your Accumulation Value is $5,000 or more. The date Automatic Rebalancing occurs will be based on the Date of Issue of Your policy. For example, if Your policy is dated January 17, and You have requested Automatic Rebalancing on a quarterly basis, Automatic Rebalancing will start on April 17, and will occur quarterly thereafter. After Automatic Rebalancing is elected, it will continue until We are notified In Writing that it is to be discontinued. There is no charge for Automatic Rebalancing. Automatic Rebalancing is not available if DCA is active.

                 SUSPENSION AND DEFERRAL OF PAYMENTS PROVISION

We reserve the right to defer payment of any Death Benefit Amount, loan or other distribution that comes from that portion of Your Accumulation Value that is allocated to Separate Account VL-R, if:

    1. The New York Stock Exchange is closed other than customary weekend and holiday closings, or trading on the New York Stock Exchange is restricted:

    2. An emergency exists, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to fairly determine the Accumulation Value; or

    3. The U.S. Securities and Exchange Commission (SEC) by order permits the delay for the protection of Owners.

As to amounts allocated to the General Account, We may defer payment of any Cash Surrender Value withdrawal or loan amount for up to 6 months, or the period allowed by law, whichever is less, after We receive the request In Writing. Written notice of both the imposition and termination of any such suspension will be given to the Owners, assignees of record and any irrevocable Beneficiaries. If payment is deferred for more than 10 days, We will pay interest at an annual effective rate of not less than 2% per year from the date of the request.

Payments which were due to have been made and which were deferred following the suspension of the calculation of the Cash Surrender Value will be made within thirty (30) days following the lifting of the suspension, and will be calculated based on the Valuation Date which immediately follows termination of the suspension.

07921N Rev0213                      Page 15

                                 POLICY LOANS

You may borrow from Us at any time while this policy is in force, an amount which is equal to or less than the policy's loan value. The policy's maximum loan value will be the Cash Surrender Value less an amount equal to 3 Monthly Deductions. We reserve the right to limit at any time the amount available for a loan to 90% of the Accumulation Value. The minimum amount of each loan is $500 or, if less, the entire remaining loan value however such minimum amount will not apply if the amount is to be used to pay a premium to Us. The value of the Valuation Units equal to the amount You borrow from the Separate Account will be transferred to the General Account as of the Business Day that We receive Your Written loan request.

OBTAINING A LOAN. You may obtain a policy loan by Written request and assignment of the policy as sole security for the loan. The Company may delay processing the loan requested if the Suspension and Deferral of Payments Provision is in effect.

EFFECT OF A LOAN. When a loan is made, an amount equal to the amount being borrowed from the Separate Account will be transferred to the General Account. A loan will result in cancellation of units from each applicable Division and reduction of the unloaned portion of the General Account according to the allocation of the policy deductions then in effect. The resulting amount will be added to the loaned portion of the General Account. If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient for a loan to be made in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the loan bears to the unloaned Accumulation Value of Your policy. You must state in Writing in advance which Division units are to be canceled if a different method is to be used.

Repayment of a loan will first be allocated to the General Account until You have repaid any loaned amounts that were allocated to the General Account. You may tell Us how to allocate repayments above that amount. If You do not tell Us, an amount equal to the loan repayment will be transferred from the General Account to the Divisions in the same ratio currently in effect for the allocation of Net Premiums. A loan, whether or not repaid, will have a permanent effect on the Cash Surrender Values and on the death benefits. If not repaid, any indebtedness will reduce the amount of Death Benefit Proceeds and the amount available upon surrender of the policy.

LOAN INTEREST. Except for Preferred Loans, loan interest will accrue daily at an annual effective rate of 4.54% payable in advance. (This is equivalent to an annual effective rate of 4.75% paid at the end of the policy year.) On each policy anniversary, loan interest for the next year is due. Unpaid loan interest will be deducted at the end of each policy year from the investment options according to the allocation of policy deductions then in effect, and added to the loaned portion of the General Account. You must state In Writing in advance how unpaid loan interest should be deducted if other than this method is to be used.

If the number of Valuation Units in any Division or unloaned portion of the General Account is insufficient to deduct unpaid loan interest in this manner, We will cancel Valuation Units from each applicable Division and reduce the unloaned portion of the General Account in the same ratio the unpaid loan interest bears to the unloaned Accumulation Value of Your policy.

We will credit interest monthly on the loaned portion of the General Account at an annual effective rate of 4.0%.

PREFERRED LOANS. A "Preferred Loan" is a policy loan that is made at a net cost to the Owner that is less than the net cost of other policy loans. By "net cost" We mean the amount of interest charged for the loan less interest credited to the amount of the Accumulation Value offset by a loan. Starting on the tenth policy anniversary, this policy will be eligible for "Preferred Loans" subject to the following guidelines:

    1. The maximum amount eligible for Preferred Loans during a policy year is restricted to the lesser of the following values on the first day of such policy year:

       a. The policy loan value; or

       b. 10% of the Accumulation Value.

    2. When a Preferred Loan is made, interest to the next policy anniversary will accrue daily at an annual effective rate of not less than 3.85% nor more than 4.08% (This is equivalent to an annual effective rate of not less than 4.0% nor more than 4.25% respectively, paid at the end of the policy year.

07921N Rev0213                      Page 16

HOW YOU MAY REPAY A POLICY LOAN. You may repay all or part of a policy loan at any time, except that:

    1. Repayment may be made only while this policy is in force and prior to the death of the Insured;

    2. A partial repayment must be at least $100.00; and

    3. At the time You repay all or part of a policy loan, You must specify the payment is to repay all or part of the policy loan.

Except as provided in the Grace Period provision, at any time Your policy loan exceeds the Cash Value, this policy will lapse. However, We must mail at least 31 days prior notice to Your last known address and to the assignee of record, if any.

WE CAN DELAY PAYMENT. Subject to the "Suspension and Deferral" provision, We can delay lending You money for up to 6 months, or the period allowed by law, whichever is less. However, We cannot delay lending You money if the amount is to be used to pay a premium to Us. If payment is deferred more than 10 days, We will pay interest at an annual effective rate of not less than 2% per year from the date of request.

                           BENEFICIARY AND PROCEEDS

BENEFICIARY. The Beneficiary as named in the application, or later changed by You, will receive the proceeds upon the death of the Insured. Unless You have stated otherwise, proceeds will be paid as follows:

    1. If any Beneficiary dies before the Insured, that Beneficiary's interest will pass to any other Beneficiaries according to their respective interests.

    2. If no Beneficiary survives the Insured, proceeds will be paid to You, as Owner, if You are then living; otherwise proceeds will be paid to Your estate.

COMMON DISASTER. If We cannot determine whether a Beneficiary or the Insured died first in a common disaster, We will assume that the Beneficiary died first. Proceeds will be paid on this basis unless an endorsement to this policy provides otherwise.

PROCEEDS. Proceeds mean the amount payable on:

    1. The Maturity Date;

    2. Exercise of the full surrender benefit; or

    3. The Insured's death.

The proceeds on the Maturity Date will be the Cash Surrender Value. The proceeds on the Insured's death will be the Death Benefit Amount less any outstanding policy loans. All proceeds and partial surrender benefits are subject to the provisions of the "Payment Options" section and the other provisions of this policy.

                      CHANGE OF OWNERSHIP OR BENEFICIARY

You may change the Owner or the Beneficiary at any time during the lifetime of the Insured unless the previous designation provides otherwise. To do so, send a Written request to Our Administrative Center in a form acceptable to Us. The change will go into effect when We have received the change. However, after the change is received, it will be deemed effective as of the date of Your Written request for change. The change will be subject to any payment made or action taken by Us before the request is received.

                                PAYMENT OPTIONS

Instead of being paid in one sum, all or part of the proceeds may be applied under any of the Payment Options described below. In addition to these options, other methods of payment may be chosen with Our consent.

PAYMENT CONTRACT. When proceeds become payable under a Payment Option, a Payment Contract will be issued to each payee. The Payment Contract will state the rights and benefits of the payee. It will also name those who are to receive any balance unpaid at the death of the payee.

07921N Rev0213                      Page 17

ELECTION OF OPTIONS. The Owner may elect or change any Payment Option while the Insured is living, subject to the provisions of this policy. This election or change must be In Writing. Within 60 days after the Insured's death, a payee entitled to proceeds in one sum may elect to receive proceeds under any option, subject to the limitations stated in the "Availability of Options" provision.

OPTION 1. PAYMENTS FOR A SPECIFIED PERIOD: Equal monthly payments will be made for a specified period. The Option 1 Table in this policy shows the monthly income for each $1,000 of proceeds applied.

OPTION 2. PAYMENTS OF A SPECIFIED AMOUNT: Equal monthly payments of a specified amount will be made. Each payment must be at least $60 a year for each $1,000 of proceeds applied. Payments will continue until the amount applied, with interest, has been paid in full.

OPTION 3. MONTHLY PAYMENTS FOR LIFE WITH PERIOD CERTAIN: Equal monthly payments will be made for a specified period, and will continue after that period for as long as the payee lives. The specified period may be 10, 15 or 20 years. The Option 3 Table in this policy shows the monthly income for each $1,000 of proceeds applied. The tables are based on the Annuity 2000 Male or Female Tables adjusted by projection scale G (adjusted by 50% of projection scale G for females and 100% of projection scale G for males) for 20 years, with interest at the rate of 2% per year

At the time payments are to begin under this option, the payee may choose one of the following:

    1. Monthly payments based on the Option 3 Table; or

    2. Monthly payments equal to a monthly annuity based on Our single premium immediate annuity rates then in use.

OPTION 4 PROCEEDS LEFT AT INTEREST. Proceeds may be left on deposit with Us for any period up to 30 years. Interest earned on the proceeds may be:

    1. Left on deposit to accumulate at the rate of 2% compounded annually; or

    2. Paid in installments at the rate for each $1,000 of proceeds of $20 annually, $9.95 semiannually, $4.96 quarterly or $1.65 monthly.

Upon the death of the payee, or at the end of the specified period, any balance left on deposit will be paid in a lump sum or under Options 1, 2 or 3.

INTEREST RATES. The guaranteed rate of interest for proceeds held under Payment Options 1, 2, 3 and 4 is 2% compounded annually. We may credit interest at a higher rate. The amount of any increase will be determined by Us.

PAYMENTS. The first payment under Options 1, 2 and 3 will be made when the claim for settlement has been approved. Payments after the first will be made according to the manner of payment chosen. Interest under Option 4 will be credited from the date of death and paid or added to the proceeds as provided in the Payment Contract.

AVAILABILITY OF OPTIONS. If the proposed payee is not a natural person, payment options may be chosen only with Our consent. If this policy is assigned, We will have the right to pay the assignee in one sum the amount to which the assignee is entitled. Any balance will be applied according to the option chosen.

The amount to be applied under any one option must be at least $2,000. The payment elected under any one option must be at least $20. If the total policy proceeds are less than $2,000 payment will be made in a lump sum.

EVIDENCE THAT PAYEE IS ALIVE. Before making any payment under a Payment Option, We may ask for proof that the payee is alive. If proof is requested, no payment will be made or considered due until We receive proof.

DEATH OF A PAYEE. If a payee dies, any unpaid balance will be paid as stated in the Payment Contract. If there is no surviving payee named in the Payment Contract, We will pay the estate of the payee:

    1. Under Options 1 and 3: The value as of the remaining payments for the specified period as of the date We receive Written notification of death, discounted at the rate of interest used in determining the amount of the monthly payment.

    2. Under Options 2 and 4, the balance of any proceeds remaining unpaid with accrued interest, if any.

07921N Rev0213                      Page 18

WITHDRAWAL OF PROCEEDS UNDER OPTIONS 1 OR 2. If provided in the Payment Contract, a payee will have the right to withdraw the entire unpaid balance under Options 1 or 2. Under Option 1, the amount will be the value of the remaining payments for the specified period discounted at the rate of interest used in determining monthly income. Under Option 2, the amount will be the entire unpaid balance.

WITHDRAWAL OF PROCEEDS UNDER OPTION 4. A payee will have the right to withdraw proceeds left under Option 4 subject to the following rules:

    1. The amount to be withdrawn must be $500 or more;

    2. A partial withdrawal must leave a balance on deposit of $1,000 or more.

WITHDRAWALS MAY BE DEFERRED. We may defer payment of any withdrawal for up to 6 months from the date We receive a withdrawal request.

ASSIGNMENT. Payment Contracts may not be assigned.

CHANGE IN PAYMENT. The right to make any change in payment is available only if it is provided in the Payment Contract.

CLAIMS OF CREDITORS. To the extent permitted by law, proceeds will not be subject to any claims of a Beneficiary's creditors.

                              GENERAL PROVISIONS

ASSIGNING YOUR POLICY. During the lifetime of the Insured, You may assign this policy as security for an obligation. We will not be bound by an assignment unless it is received In Writing at Our Administrative Center. Two copies of the assignment must be submitted. We will retain one copy and return the other. We will not be responsible for the validity of any assignment.

INCONTESTABILITY. We rely on the statements made in the application for the policy and any amendments of application, supplemental applications, and applications for any reinstatements or increases in Specified Amount. These statements are considered representations and not warranties. No statement may be used in defense of a claim unless it is in such applications.

Except as stated below, We cannot contest this policy during the Insured's lifetime after it has been in force for 2 years from the Date of Issue.

Exceptions:

    1. We cannot contest any claim related to an increase in Specified Amount during the Insured's lifetime after such increase has been in effect for 2 years from the date of issue of such increase.

    2. If this policy is reinstated, We cannot contest this policy during the Insured's lifetime after it has been in force for 2 years from the date of reinstatement.

We can contest a reinstatement or an increase in Specified Amount for a 2-year period following the date of an increase or reinstatement solely on the basis of material misrepresentations furnished in the application for such reinstatement or increase.

This 2-year limitation does not apply to benefits provided by any Disability or Accidental Death Benefit rider, or to the nonpayment of premium.

SUICIDE EXCLUSION. If the Insured takes his or her own life within 2 years from the Date of Issue, We will limit the Death Benefit Proceeds to the premiums paid less any policy loans and less any partial surrenders paid.

If there are any increases in the Specified Amount (see "Changing Your Insurance Policy") a new 2-year period shall apply to each increase beginning on the date of each increase. The Death Benefit Proceeds will be the costs of insurance associated with each increase.

07921N Rev0213                      Page 19

When the laws of the state in which this policy is delivered require less than this 2-year period, the period will be as stated in such laws.

AGE OR GENDER INCORRECTLY STATED If the age or gender of the Insured has been misstated to Us, We will adjust the excess of the Death Benefit Amount over the Accumulation Value on the date of death to that which would have been purchased by the Monthly Deduction for the policy month of death at the correct cost of insurance rate. By age, We mean age nearest birthday as of the Date of Issue.

STATUTORY BASIS OF POLICY VALUES. The Cash Values of the policy are not less than the minimum values required by the law of the state where this policy is delivered. The calculation of the Cash Values includes a charge for the cost of insurance, as shown in the Table of Guaranteed Monthly Cost of Insurance Rates and for the General Account interest at the guaranteed annual interest rate shown on the Policy Schedule.

Calculation of minimum Cash Values, nonforfeiture benefits and Guaranteed Cost of Insurance rates are based on the Mortality Table shown on the Policy Schedule for the appropriate gender and age nearest birthday.

A detailed statement of the method of computing values has been filed with the state insurance department where required.

NO DIVIDENDS. This policy will not pay dividends. It will not participate in any of Our surplus or earnings.

ANNUAL REPORT. We will send You at least once a year, without charge, an annual report which will show a summary of all transactions since the last report, including:

    1. Premiums paid;

    2. Transfers;

    3. Expense charges deducted;

    4. The cost of insurance deducted;

    5. Partial surrender benefits deducted, including partial surrender fees;

    6. The amount of any outstanding policy loans;

    7. Separate Account Unit Values;

    8. The current Cash Surrender and Accumulation Values; and

    9. The Death Benefit Amount.

    10.Any other information required by the Superintendent of Financial
       Services.

WHEN THIS POLICY TERMINATES. This policy will terminate if:

    1. You request that this policy be terminated;

    2. The Insured dies;

    3. The policy matures; or

    4. The Grace Period ends; and

       a) There is insufficient Cash Surrender Value to cover a Monthly Deduction; and

       b) The necessary Monthly Guarantee Premiums to keep the policy in force have not been paid.

07921N Rev0213                      Page 20

REINSTATEMENT. "Reinstating" means placing Your policy in force after it has terminated at the end of the Grace Period. We will reinstate this policy if We receive:

    1. Your Written request within 5 years after the end of the Grace Period and before the Maturity Date; and

    2. Evidence of insurability satisfactory to Us; and

    3. Payment of enough premium to keep the reinstated policy in force for two months; and

    4. Payment or reinstatement of any indebtedness.

The reinstated policy will be in force from the Monthly Deduction Day on or following the date We approve the reinstatement application.

The original Surrender Charge schedule will apply to a reinstated policy. The Accumulation Value at the time of reinstatement will be:

    1. The Surrender Charge deducted at the time of lapse (such charge not being greater than the Accumulation Value at the time of lapse before the Surrender Charge was applied); plus

    2. The Net Premium allocated in accordance with the premium allocation percentages at the time of lapse unless the reinstatement application provides otherwise, using Unit Values as of the date of reinstatement; plus

    3. Any loan repaid or reinstated; less

    4. The Monthly Deduction for one month.

The dollar amount of any Surrender Charge reinstated will be the same as the dollar amount of Surrender Charge at the time of lapse, and will be reinstated into the Divisions and the General Account from which it was deducted at the time of lapse using Unit Values as of the date of reinstatement.

If a person other than the Insured is covered by a rider attached to this policy, coverage will be reinstated according to the terms of that rider.

OPTION TO EXCHANGE POLICY DURING THE FIRST 18 MONTHS. At any time during the first 18 months from the Date of Issue of this policy, and while this policy is in force on a premium paying basis, it may be exchanged as follows:

If the Insured is alive on the date of exchange, this policy will be exchanged for a non-variable life insurance policy offered by the Company for exchange on the Date of Issue of this policy.

Exchange is subject to the following conditions:

1. The new policy will be issued with the same Date of Issue, insurance age, and risk classification as this policy;

2. The amount of insurance will be the same as the initial amount of insurance under this policy;

3. The new policy may include any additional benefit provided by rider included in this policy if available for issue with the new policy;

4 The exchange will be subject to an equitable premium or cash value adjustment that takes appropriate account of the premiums and cash values under the original and new policies;

5  Evidence of insurability will not be required for the exchange.

SURRENDER VALUE OPTION. The following Paid-Up Endowment Option may be elected by submitting a Written request in a form acceptable to the Company. The request must be received at Our Administrative Center prior to (a) the maturity date of this policy, and (b) the date of death of the Insured. Benefits provided by riders, if any, will lapse when the Paid-Up Endowment Option becomes effective.

07921N Rev0213                      Page 21

PAID-UP ENDOWMENT INSURANCE. At least once each year you have the option to transfer all separate account funds to the general account and apply Your Cash Surrender Value to purchase a nonparticipating non-variable Paid-Up Endowment Life Insurance policy.

The amount of such Paid-Up Insurance will be calculated using the Cash Surrender Value of this policy as a net single premium at the then current age of the Insured.

The Cash Surrender Values of the Paid-Up Endowment Insurance are not less than the minimum values required by the state in which this policy is delivered. The calculation of the Cash Surrender Value includes interest at the guaranteed interest rate. The Paid-Up Endowment Insurance is not subject to the Monthly Administration Fee.

Calculation of minimum Cash Surrender Values of the Paid-Up Endowment Insurance is based on the Mortality Table shown on the Policy Schedule for the appropriate gender and age nearest birthday. A detailed statement of the method of computing values has been filed with the state insurance department where required.

OPTION TO EXTEND COVERAGE. You may elect to extend the Maturity Date stated on the Schedule Page (Maturity Date), as follows:

If the Insured is living on the Maturity Date, coverage will be continued until the date of death of the Insured.

To elect this option, you must submit a Written request to the Company on a form acceptable to Us, at least 30 days prior to the original Maturity Date.

Starting on the original Maturity Date:

1. The Death Benefit Amount for the base policy will be equal to the base policy Death Benefit Amount in effect on the day prior to the Maturity Date, and if based all, or in part, on the Accumulation Value, will be adjusted by future changes in the Accumulation Value. The Death Benefit Amount will never be less than the Accumulation Value;

2. Unless otherwise stated in a rider attached to this policy, coverage under any riders attached to this policy will not be extended;

3. No Monthly Deductions will be made;

4. New premium payments will not be accepted;

5. Interest on policy loans will continue to accrue in the same manner as stated in the Policy Loan provisions and you may repay all or part of a loan at any time as stated in the Policy Loans provisions;

6. The value of each of the Separate Account Divisions will be transferred to the General Account on the Maturity Date. If the underlying investment option cannot be valued, or We cannot determine the Division's investment in an investment option on the scheduled Maturity Date, the unvalued portion shall be valued and transferred on the first Business Day that the assets can be valued or determined; and

7. The Accumulation Value will continue to be determined as stated in this policy, subject to 3 above.

After this option is selected, it may not be revoked.

POLICY CHANGES AND EXTENDED COVERAGE. We will not permit a change to Your policy that would result in the policy not meeting the definition of life insurance under Section 7702 of the Internal Revenue Code. The 2001 CSO Monthly Tables provide a stated termination date of 121. The Option to Extend Coverage, described above, allows the policy to continue beyond age 121. The tax consequences of extending the Maturity Date beyond the age 121 termination date of the 2001 CSO Mortality Tables is unclear. You should consult Your personal tax advisor about the effect of any change to Your policy as it relates to
Section 7702 and the termination date of the Mortality Tables.

RIGHTS RESERVED BY US. Upon notice to You, this policy may be modified by Us, but only if such modification is necessary to make any changes as required by the Internal Revenue Code or by any other applicable law, regulation or interpretation in order to continue treatment of this policy as life insurance or to comply with federal securities laws.

07921N Rev0213                      Page 22

              TABLE OF GUARANTEE MONTHLY COST OF INSURANCE RATES
                       PER $1,000 OF NET AMOUNT AT RISK

  ATTAINED AGE                       ATTAINED AGE
NEAREST BIRTHDAY                   NEAREST BIRTHDAY
(ON EACH POLICY                    (ON EACH POLICY
  ANNIVERSARY)     MALE    FEMALE    ANNIVERSARY)     MALE      FEMALE
      [18        $0.07670 $0.03500        70        $ 2.03499 $ 1.41458
       19         0.07837  0.03750        71          2.23719   1.55051
                                          72          2.50360   1.70286
       20         0.07920  0.03750        73          2.78562   1.86832
       21         0.07920  0.03834        74          3.08341   2.05040
       22         0.07920  0.04001
       23         0.08004  0.04001        75          3.41023   2.25263
       24         0.08087  0.04167        76          3.76819   2.47520
                                          77          4.18586   2.72084
       25         0.08171  0.04167        78          4.67661   2.99326
       26         0.08504  0.04417        79          5.24716   3.28838
       27         0.08921  0.04751
       28         0.08754  0.04834        80          5.87410   3.61957
       29         0.08588  0.05168        81          6.59415   4.07157
                                          82          7.35120   4.58457
       30         0.08504  0.05335        83          8.17591   5.09923
       31         0.08421  0.05668        84          9.09943   5.67203
       32         0.08421  0.06002
       33         0.08671  0.06335        85         10.14421   6.32232
       34         0.08838  0.06836        86         11.31891   6.91704
                                          87         12.62238   7.82099
       35         0.09088  0.07420        88         14.04387   8.77667
       36         0.09589  0.07920        89         15.57220   9.80858
       37         0.10006  0.08588
       38         0.10757  0.08921        90         17.19963  10.77196
       39         0.11425  0.09422        91         18.76183  11.26394
                                          92         20.42406  12.24075
       40         0.12176  0.10006        93         22.21645  13.71292
       41         0.13177  0.10590        94         24.15513  15.61194
       42         0.14430  0.11258
       43         0.15849  0.12092        95         26.24420  18.02150
       44         0.17519  0.13094        96         28.20560  20.38072
                                          97         30.35199  22.88571
       45         0.19441  0.14263        98         32.70866  23.32307
       46         0.21279  0.15599        99         35.30337  24.80448
       47         0.23285  0.17269
       48         0.24455  0.19107       100         38.17511  27.21527
       49         0.25793  0.21112       101         40.53000  29.86914
                                         102         43.11768  32.93819
       50         0.27716  0.23452       103         45.96629  36.42323
       51         0.29974  0.26044       104         49.11195  40.44484
       52         0.33070  0.28971
       53         0.36419  0.32150       105         52.54884  45.03306
       54         0.40690  0.35498       106         56.37067  50.02474
                                         107         60.64049  55.47971
       55         0.45970  0.39099       108         65.43820  61.36385
       56         0.51337  0.43288       109         70.86239  67.97906
       57         0.57128  0.47647
       58         0.62083  0.52344       110         77.04001  75.34512
       59         0.67797  0.57044       111         77.63548  76.08958
                                         112         78.23803  76.84528
       60         0.74694  0.61915       113         78.84780  77.61249
       61         0.83113  0.67209       114         79.46491  78.39150
       62         0.93397  0.73011
       63         1.04962  0.78987       115         80.08952  79.18259
       64         1.17137  0.85472       116         80.72176  79.98606
                                         117         81.36180  80.80223
       65         1.30008  0.92638       118         82.00977  81.63142
       66         1.43071  1.00571       119         82.66585  82.47396
       67         1.56326  1.09272
       68         1.70627  1.18998       120         83.33000  83.33000]
       69         1.85466  1.29669

The rates shown above represent the guaranteed (maximum) monthly cost of insurance for each $1,000 of net amount at risk. If this policy has been issued in a special (rated) premium class, the guaranteed monthly cost will be calculated as shown on the Policy Schedule.

07921N Rev0213                      Page 23                                 NS

                         DEATH BENEFIT CORRIDOR RATES
                         BASED ON [GUIDELINE PREMIUM]

    ATTAINED AGE          [RATE]         ATTAINED AGE            [RATE]
  NEAREST BIRTHDAY                     NEAREST BIRTHDAY
   (ON EACH POLICY                      (ON EACH POLICY
    ANNIVERSARY)                         ANNIVERSARY)
        [0-40              2.50               60                  1.30
         41                2.43               61                  1.28
         42                2.36               62                  1.26
         43                2.29               63                  1.24
         44                2.22               64                  1.22
         45                2.15               65                  1.20
         46                2.09               66                  1.19
         47                2.03               67                  1.18
         48                1.97               68                  1.17
         49                1.91               69                  1.16
         50                1.85               70                  1.15
         51                1.78               71                  1.13
         52                1.71               72                  1.11
         53                1.64               73                  1.09
         54                1.57               74                  1.07
         55                1.50              75-90                1.05
         56                1.46               91                  1.04
         57                1.42               92                  1.03
         58                1.38               93                  1.02
         59                1.34               94                  1.01
                                              95+                 1.00]

07921N Rev0213                      Page 24

            TABLE OF SURRENDER CHARGES PER $1,000 OF BASE COVERAGE

The following charges apply to each $1,000 of initial Base Coverage surrendered during the Surrender Charge Period. The charges also apply to each $1,000 of increase in Base Coverage surrendered during the Surrender Charge Period of each increase. The word "surrender" as used in this provision means Full Surrender, or a reduction in Base Coverage at the request of the Owner, or due to a partial surrender. The charge for the surrender of all or any portion of the initial Base Coverage will be equal to the rate shown below for the age at issue and the year of surrender, multiplied by the number of thousands of initial Base Coverage being surrendered. The charges for surrender of all or any portion of an increase in Base Coverage will be equal to the rates shown below for the age at issue of such increase and year of surrender, multiplied by the number of thousands of such increase being surrendered. In addition, there will be a charge for each partial surrender as described in the Partial Surrender provision.

Issue
 Age   Year  Year  Year  Year  Year  Year  Year  Year  Year  Year  Year  Year  Year Year Year
[Male]  1     2     3     4     5     6     7     8     9     10    11    12    13   14  15+
------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- ---- ---- ----
 18    [7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 19     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00

 20     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 21     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 22     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 23     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 24     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 25     7.00  7.00  7.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00  4.00  3.00 3.00 3.00 0.00
 26     8.00  8.00  8.00  8.00  8.00  7.00  7.00  6.00  6.00  5.00  5.00  4.00 3.00 3.00 0.00
 27     8.00  8.00  8.00  8.00  8.00  8.00  8.00  7.00  6.00  5.00  5.00  4.00 4.00 3.00 0.00
 28     9.00  9.00  9.00  9.00  9.00  8.00  8.00  7.00  7.00  6.00  6.00  5.00 4.00 3.00 0.00
 29    10.00 10.00 10.00 10.00 10.00  9.00  9.00  8.00  8.00  7.00  7.00  5.00 4.00 3.00 0.00

 30    11.00 11.00 11.00 11.00 11.00 10.00 10.00  9.00  9.00  8.00  8.00  6.00 5.00 3.00 0.00
 31    11.00 11.00 11.00 11.00 11.00 11.00 11.00 10.00  9.00  8.00  8.00  6.00 5.00 3.00 0.00
 32    12.00 12.00 12.00 12.00 12.00 12.00 12.00 11.00 10.00  9.00  9.00  7.00 5.00 3.00 0.00
 33    13.00 13.00 13.00 13.00 13.00 12.00 12.00 11.00 11.00 10.00 10.00  7.00 5.00 3.00 0.00
 34    13.00 13.00 13.00 13.00 13.00 13.00 13.00 12.00 11.00 10.00 10.00  8.00 6.00 3.00 0.00
 35    14.00 14.00 14.00 14.00 14.00 14.00 14.00 13.00 12.00 11.00 11.00  8.00 6.00 3.00 0.00
 36    15.00 15.00 15.00 15.00 15.00 15.00 15.00 14.00 13.00 12.00 11.00  8.00 6.00 3.00 0.00
 37    16.00 16.00 16.00 16.00 16.00 16.00 15.00 14.00 13.00 12.00 11.00  9.00 6.00 3.00 0.00
 38    17.00 17.00 17.00 17.00 17.00 16.00 15.00 14.00 13.00 12.00 11.00  9.00 6.00 3.00 0.00
 39    18.00 18.00 18.00 18.00 17.00 17.00 16.00 15.00 14.00 13.00 12.00  9.00 6.00 3.00 0.00

 40    19.00 19.00 19.00 19.00 18.00 17.00 16.00 15.00 14.00 13.00 12.00 10.00 7.00 4.00 0.00
 41    19.00 19.00 19.00 19.00 18.00 17.00 16.00 15.00 14.00 13.00 12.00 10.00 7.00 4.00 0.00
 42    20.00 20.00 20.00 20.00 19.00 18.00 17.00 16.00 15.00 14.00 12.00 10.00 7.00 4.00 0.00
 43    21.00 21.00 21.00 20.00 19.00 18.00 17.00 16.00 15.00 14.00 13.00 10.00 7.00 4.00 0.00
 44    22.00 22.00 22.00 21.00 20.00 19.00 18.00 17.00 16.00 14.00 13.00 11.00 7.00 4.00 0.00
 45    23.00 23.00 22.00 21.00 20.00 19.00 18.00 17.00 16.00 15.00 14.00 11.00 7.00 4.00 0.00
 46    25.00 24.00 23.00 22.00 21.00 20.00 19.00 18.00 16.00 15.00 13.00 10.00 6.00 4.00 0.00
 47    26.00 25.00 24.00 23.00 22.00 20.00 19.00 18.00 16.00 14.00 11.00  9.00 6.00 3.00 0.00
 48    26.00 25.00 24.00 23.00 22.00 21.00 20.00 19.00 16.00 13.00 10.00  8.00 5.00 3.00 0.00
 49    27.00 26.00 25.00 24.00 23.00 22.00 20.00 18.00 15.00 12.00  8.00  7.00 4.00 2.00 0.00]

07921N Rev0213                      Page 25                                  M

            TABLE OF SURRENDER CHARGES PER $1,000 OF BASE COVERAGE

Issue
 Age    Year  Year  Year  Year  Year  Year  Year  Year  Year  Year  Year Year Year Year Year
[Male]   1     2     3     4     5     6     7     8     9     10    11   12   13   14  15+
------ ------ ----- ----- ----- ----- ----- ----- ----- ----- ----- ---- ---- ---- ---- ----
   50  [28.00 27.00 26.00 25.00 24.00 22.00 21.00 18.00 14.00 11.00 7.00 6.00 4.00 2.00 0.00
   51  29.00  28.00 27.00 26.00 24.00 23.00 21.00 17.00 13.00 9.00  6.00 4.00 3.00 2.00 0.00
   52  30.00  29.00 28.00 27.00 25.00 23.00 21.00 17.00 12.00 8.00  4.00 3.00 2.00 0.00 0.00
   53  31.00  30.00 29.00 28.00 26.00 24.00 20.00 16.00 12.00 7.00  3.00 2.00 0.00 0.00 0.00
   54  32.00  31.00 30.00 29.00 27.00 24.00 20.00 16.00 11.00 6.00  5.00 0.00 0.00 0.00 0.00
   55  34.00  32.00 31.00 30.00 28.00 24.00 20.00 15.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   56  35.00  34.00 32.00 31.00 29.00 26.00 21.00 15.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   57  36.00  35.00 34.00 32.00 31.00 27.00 22.00 16.00 11.00 5.00  0.00 0.00 0.00 0.00 0.00
   58  38.00  36.00 35.00 33.00 32.00 28.00 23.00 17.00 11.00 6.00  0.00 0.00 0.00 0.00 0.00
   59  40.00  38.00 36.00 35.00 33.00 29.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00

   60  41.00  39.00 37.00 36.00 34.00 31.00 25.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   61  40.00  39.00 37.00 36.00 34.00 31.00 25.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   62  40.00  38.00 37.00 35.00 34.00 30.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   63  40.00  38.00 37.00 35.00 33.00 30.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   64  39.00  38.00 36.00 35.00 33.00 29.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   65  39.00  38.00 36.00 34.00 33.00 29.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   66  37.00  36.00 34.00 33.00 31.00 28.00 24.00 18.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   67  35.00  34.00 32.00 31.00 29.00 28.00 23.00 17.00 12.00 6.00  0.00 0.00 0.00 0.00 0.00
   68  33.00  31.00 30.00 29.00 27.00 26.00 23.00 17.00 11.00 6.00  0.00 0.00 0.00 0.00 0.00
   69  31.00  29.00 28.00 27.00 25.00 24.00 22.00 17.00 11.00 6.00  0.00 0.00 0.00 0.00 0.00

   70  28.00  27.00 26.00 25.00 24.00 22.00 21.00 17.00 11.00 6.00  0.00 0.00 0.00 0.00 0.00
   71  26.00  25.00 24.00 23.00 22.00 21.00 19.00 16.00 11.00 5.00  0.00 0.00 0.00 0.00 0.00
   72  24.00  23.00 22.00 21.00 20.00 19.00 18.00 16.00 11.00 5.00  0.00 0.00 0.00 0.00 0.00
   73  22.00  21.00 20.00 19.00 18.00 17.00 16.00 15.00 11.00 5.00  0.00 0.00 0.00 0.00 0.00
   74  20.00  19.00 18.00 17.00 16.00 15.00 14.00 14.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   75  18.00  17.00 16.00 15.00 15.00 14.00 13.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   76  18.00  17.00 16.00 15.00 14.00 14.00 13.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   77  18.00  17.00 16.00 15.00 14.00 13.00 13.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   78  17.00  17.00 16.00 15.00 14.00 13.00 12.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   79  17.00  16.00 16.00 15.00 14.00 13.00 12.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00

   80  17.00  16.00 15.00 15.00 14.00 13.00 12.00 12.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   81  17.00  16.00 15.00 14.00 14.00 13.00 12.00 11.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   82  17.00  16.00 15.00 14.00 13.00 13.00 12.00 11.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   83  17.00  16.00 15.00 14.00 13.00 13.00 12.00 11.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   84  17.00  16.00 15.00 14.00 13.00 13.00 12.00 11.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00
   85  17.00  16.00 15.00 14.00 13.00 13.00 12.00 11.00 10.00 5.00  0.00 0.00 0.00 0.00 0.00]

07921N Rev0213                      Page 26                                  M

          TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS

                                     OPTION 1 TABLE
                          INSTALLMENTS FOR A SPECIFIED PERIOD
                          ------------------------------------
   NUMBER     AMOUNT OF    NUMBER   AMOUNT OF      NUMBER     AMOUNT OF    NUMBER   AMOUNT OF
  OF YEARS     MONTHLY    OF YEARS   MONTHLY      OF YEARS     MONTHLY    OF YEARS   MONTHLY
  PAYABLE    INSTALLMENTS PAYABLE  INSTALLMENTS   PAYABLE    INSTALLMENTS PAYABLE  INSTALLMENTS
  --------   -----------  -------  ------------   --------   ------------ -------  ------------
      1         $84.09        11      $8.42          21         $4.85         31      $3.59
      2          42.46        12       7.80          22          4.67         32       3.51
      3          28.59        13       7.26          23          4.51         33       3.44
      4          21.65        14       6.81          24          4.36         34       3.37
      5          17.49        15       6.42          25          4.22         35       3.30

      6          14.72        16       6.07          26          4.10         36       3.23
      7          12.74        17       5.77          27          3.98         37       3.17
      8          11.25        18       5.50          28          3.87         38       3.12
      9          10.10        19       5.26          29          3.77         39       3.06
     10           9.18        20       5.04          30          3.68         40       3.01

                                    OPTION 3 TABLE
                  INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
                 ----------------------------------------------------
AGE OF PAYEE         GUARANTEED PERIOD          AGE OF PAYEE         GUARANTEED PERIOD
------------ ---------------------------------- ------------ ----------------------------------
   Female      10 Years   15 Years   20 Years      Female      10 Years   15 Years   20 Years
   ------      --------   --------   --------     --------     --------   --------   --------
     10         $ 2.11     $2.11      $2.11          50         $3.12      $3.11      $3.09
     11           2.13      2.13       2.12          51          3.18       3.16       3.14
     12           2.14      2.14       2.14          52          3.23       3.22       3.19
     13           2.15      2.15       2.15          53          3.29       3.27       3.24
     14           2.16      2.16       2.16          54          3.35       3.33       3.30

     15           2.18      2.18       2.17          55          3.41       3.39       3.36
     16           2.19      2.19       2.19          56          3.48       3.46       3.41
     17           2.20      2.20       2.20          57          3.55       3.52       3.48
     18           2.22      2.22       2.22          58          3.63       3.59       3.54
     19           2.23      2.23       2.23          59          3.70       3.67       3.60

     20           2.25      2.25       2.25          60          3.79       3.74       3.67
     21           2.27      2.26       2.26          61          3.87       3.82       3.74
     22           2.28      2.28       2.28          62          3.97       3.91       3.81
     23           2.30      2.30       2.30          63          4.06       4.00       3.88
     24           2.32      2.32       2.31          64          4.17       4.09       3.96

     25           2.33      2.33       2.33          65          4.28       4.18       4.03
     26           2.35      2.35       2.35          66          4.39       4.28       4.11
     27           2.37      2.37       2.37          67          4.51       4.39       4.18
     28           2.39      2.39       2.39          68          4.64       4.49       4.26
     29           2.41      2.41       2.41          69          4.77       4.60       4.33

     30           2.44      2.43       2.43          70          4.92       4.71       4.41
     31           2.46      2.46       2.46          71          5.07       4.83       4.48
     32           2.48      2.48       2.48          72          5.22       4.94       4.54
     33           2.51      2.50       2.50          73          5.39       5.06       4.61
     34           2.53      2.53       2.53          74          5.56       5.18       4.67

     35           2.56      2.56       2.55          75          5.74       5.29       4.72
     36           2.59      2.58       2.58          76          5.92       5.40       4.77
     37           2.61      2.61       2.61          77          6.11       5.51       4.81
     38           2.64      2.64       2.64          78          6.31       5.62       4.85
     39           2.68      2.67       2.67          79          6.51       5.72       4.89

     40           2.71      2.70       2.70          80          6.71       5.81       4.92
     41           2.74      2.74       2.73          81          6.91       5.89       4.94
     42           2.78      2.77       2.77          82          7.11       5.97       4.96
     43           2.81      2.81       2.80          83          7.31       6.04       4.98
     44           2.85      2.85       2.84          84          7.50       6.10       5.00

     45           2.89      2.89       2.88          85          7.68       6.16       5.01
     46           2.93      2.93       2.92          86          7.85       6.21       5.02
     47           2.98      2.97       2.96          87          8.01       6.25       5.03
     48           3.02      3.02       3.00          88          8.16       6.28       5.03
     49           3.07      3.06       3.05          89          8.30       6.31       5.04
                                                     90          8.42       6.34       5.04

Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due. If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.

07921N Rev0213                      Page 27

          TABLES OF MONTHLY INSTALLMENTS FOR EACH $1,000 OF PROCEEDS

                                       OPTION 1
                                         TABLE
                          INSTALLMENTS FOR A SPECIFIED PERIOD
                          -----------------------------------
 NUMBER   AMOUNT OF    NUMBER   AMOUNT OF      NUMBER     AMOUNT OF    NUMBER   AMOUNT OF
OF YEARS   MONTHLY    OF YEARS   MONTHLY      OF YEARS     MONTHLY    OF YEARS   MONTHLY
PAYABLE  INSTALLMENTS PAYABLE  INSTALLMENTS   PAYABLE    INSTALLMENTS PAYABLE  INSTALLMENTS
-------- ------------ -------- ------------ ------------ ------------ -------- ------------
    1       $84.09        11      $8.42          21         $4.85         31      $3.59
    2        42.46        12       7.80          22          4.67         32       3.51
    3        28.59        13       7.26          23          4.51         33       3.44
    4        21.65        14       6.81          24          4.36         34       3.37
    5        17.49        15       6.42          25          4.22         35       3.30

    6        14.72        16       6.07          26          4.10         36       3.23
    7        12.74        17       5.77          27          3.98         37       3.17
    8        11.25        18       5.50          28          3.87         38       3.12
    9        10.10        19       5.26          29          3.77         39       3.06
   10         9.18        20       5.04          30          3.68         40       3.01

                                    OPTION 3 TABLE
                  INSTALLMENTS FOR LIFE WITH SPECIFIED MINIMUM PERIOD
                  ---------------------------------------------------
  AGE
OF PAYEE         GUARANTEED PERIOD          AGE OF PAYEE         GUARANTEED PERIOD
-------- ---------------------------------- ------------ ----------------------------------
  Male     10 Years   15 Years   20 Years       Male       10 Years   15 Years   20 Years
  ----   ------------ -------- ------------ ------------ ------------ -------- ------------
   10       $ 2.17     $2.17      $2.16          50         $3.31      $3.29      $3.25
   11         2.18      2.18       2.18          51          3.37       3.35       3.31
   12         2.19      2.19       2.19          52          3.43       3.41       3.36
   13         2.21      2.21       2.20          53          3.50       3.47       3.42
   14         2.22      2.22       2.22          54          3.57       3.53       3.47

   15         2.24      2.23       2.23          55          3.64       3.60       3.53
   16         2.25      2.25       2.25          56          3.72       3.67       3.60
   17         2.27      2.26       2.26          57          3.80       3.74       3.66
   18         2.28      2.28       2.28          58          3.88       3.82       3.72
   19         2.30      2.30       2.29          59          3.97       3.90       3.79

   20         2.32      2.31       2.31          60          4.06       3.98       3.86
   21         2.33      2.33       2.33          61          4.16       4.07       3.92
   22         2.35      2.35       2.35          62          4.26       4.16       3.99
   23         2.37      2.37       2.37          63          4.37       4.25       4.06
   24         2.39      2.39       2.39          64          4.49       4.34       4.13

   25         2.41      2.41       2.41          65          4.61       4.44       4.20
   26         2.43      2.43       2.43          66          4.73       4.54       4.27
   27         2.45      2.45       2.45          67          4.86       4.64       4.34
   28         2.48      2.47       2.47          68          5.00       4.75       4.40
   29         2.50      2.50       2.49          69          5.14       4.85       4.47

   30         2.52      2.52       2.52          70          5.29       4.95       4.53
   31         2.55      2.55       2.54          71          5.44       5.06       4.59
   32         2.58      2.57       2.57          72          5.60       5.16       4.64
   33         2.60      2.60       2.60          73          5.76       5.27       4.69
   34         2.63      2.63       2.62          74          5.92       5.37       4.74

   35         2.66      2.66       2.65          75          6.09       5.47       4.78
   36         2.69      2.69       2.68          76          6.27       5.56       4.82
   37         2.73      2.72       2.72          77          6.44       5.66       4.86
   38         2.76      2.76       2.75          78          6.62       5.74       4.89
   39         2.80      2.79       2.78          79          6.80       5.82       4.92

   40         2.84      2.83       2.82          80          6.98       5.90       4.94
   41         2.87      2.87       2.86          81          7.16       5.97       4.96
   42         2.92      2.91       2.89          82          7.34       6.04       4.98
   43         2.96      2.95       2.93          83          7.51       6.10       5.00
   44         3.00      2.99       2.97          84          7.67       6.15       5.01

   45         3.05      3.04       3.02          85          7.83       6.20       5.02
   46         3.10      3.08       3.06          86          7.98       6.24       5.02
   47         3.15      3.13       3.11          87          8.12       6.27       5.03
   48         3.20      3.18       3.15          88          8.26       6.30       5.03
   49         3.25      3.23       3.20          89          8.38       6.33       5.04
                                                 90          8.50       6.35       5.04
Payments are based upon the age, nearest birthday, of the Payee on the date the first payment is due. If monthly installments for two or more specified periods for a given age are the same, the specified period of longer duration will apply.

07921N Rev0213                      Page 28

                   THE UNITED STATES LIFE INSURANCE COMPANY
                            IN THE CITY OF NEW YORK
                                A Stock Company

This is a FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY. An adjustable Death Benefit is payable upon the Insured's death prior to the Maturity Date and while this policy is in force. Investment results are reflected in policy benefits. ACCUMULATION VALUES and CASH VALUES are flexible and will increase or decrease based on the amount and frequency of premiums paid, the investment results of the Separate Account and the policy's minimum guarantees. NON-PARTICIPATING - NOT ELIGIBLE FOR DIVIDENDS.

                For Information, Service or to make a Complaint

        Contact Your Servicing Agent, or Our VUL Administrative Center

       THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK

                             [2727-A ALLEN PARKWAY
                                 P.O. BOX 4880
                          HOUSTON, TEXAS 77210-4880]
                               [1-800-251-3720]

07921N Rev0213